Filing Date and Time

08/15/2013  1:52 PM

RESTATED

ARTICLES OF INCORPORATION

OF

EASTGATE ACQUISITIONS CORPORATION

Pursuant to the provisions of Nevada Revised Statutes 78.403, the undersigned officer of Eastgate Acquisitions Corporation, a Nevada corporation (the “Corporation”), does hereby certify as follows:

A.

The board of directors of the Corporation has duly adopted resolutions proposing to restate the Articles of Incorporation of the Corporation as set forth below, declaring such restatement to be advisable and in the best interest of the Corporation.

B.

The Corporation’s Articles of Incorporation were amended on March 8, 2002, amended on November 14, 2006, amended on October 24, 2007, amended on August 3, 2009 and amended on November 10, 2011.

C.

The Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Corporation’s Articles of Incorporation as heretofore amended and supplemented and there is no discrepancy between such provisions and the provisions of the Restated Articles of Incorporation.

D.

The Articles of Incorporation of this corporation are hereby restated to read in full as follows:

ARTICLE  1

The name of the corporation is “EASTGATE ACQUISITIONS CORPORATION” (hereinafter, the “Corporation”).

ARTICLE  2

The address of the principal registered office of the Corporation in the State of Nevada is 4720 Basilicata Lane, #104, in the City of North Las Vegas, County of Clark, Nevada 89084, and the name of the registered agent at such address is Amber Wornica.

ARTICLE  3

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of the State of Nevada.

ARTICLE  4

The number of shares the Corporation is authorized to issue is 100,000,000 shares of common stock, par value $0.00001 per share.

ARTICLE  5

The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this Corporation, provided that the number of directors shall not be reduced to less than one unless there is less than one stockholder.

ARTICLE  6

The Corporation may indemnify any officer, director, employee, or agent or any officer, director, employee, or agent to the extent permitted by law.

ARTICLE  7

The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

ARTICLE  8

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted, or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.  This provision shall not abrogate the rights of shareholders to otherwise change the name of the Corporation by amending the Corporation’s Articles of Incorporation in the manner prescribed in the NRS.

ARTICLE  9

The Corporation is to have perpetual existence.

ARTICLE  10

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the Corporation.

ARTICLE  11

Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

ARTICLE  12

This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused these Restated Articles of Incorporation to be signed this 15th day of August 2013.

EASTGATE ACQUISITIONS CORPORATION

By:

/S/  ANNA GLUSKIN

Anna Gluskin, Chief Executive Officer